Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES AND AFFILIATES OF REGISTRANT	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Chaparral Steel Investments, Inc.	Delaware
Chaparral Steel Holdings, LLC.	Delaware
Chaparral Steel Trust	Delaware
Chaparral Steel Texas, LLC.	Delaware
Chaparral Steel Midlothian, LP	Delaware
Chaparral (Virginia) Inc.	Delaware
TXI Star Recycling LP	Delaware
American Materials Transport, Inc.	Delaware
Aceros Chaparral, S. de R. L. de C. V.	Mexico
Servicios Chaparral, S. de R. L. de C. V.	Mexico